Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement to Form S-1 of our report dated July 7, 2026, which includes an explanatory paragraph relating to Catalyst Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Catalyst Acquisition Corp. as of December 31, 2025 and for the period from October 22, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

July 7, 2026